EXHIBIT 99.1

IZEA Reports Record Fourth Quarter and Full Year 2015 Results

Q4 Revenue up 154% to $6.3 Million; Full Year Revenue up 146% to $20.5 Million

ORLANDO, FL (March 29, 2016) - IZEA, Inc. (NASDAQ: IZEA), operators of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported record results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter Financial Highlights vs. the Year-Ago Quarter

•	Revenue increased 154% to a record $6.3 million, driven by Sponsored Social revenue up 84% to $4.0 million and Content revenue of $2.3 million.

•	Bookings up 167% to a record $7.3 million, with the majority of bookings representing repeat customers.

•	New opportunity pipeline, a representation of new client proposals generated within the quarter, increased 55% to $24.8 million.

2015 Financial Highlights

•	Revenue increased 146% to a record $20.5 million compared to 2014.

•	Organic growth of Sponsored Social revenue increased 92% to a record $12.3 million vs. 2014.

•	Content revenue of $8.0 million added in 2015 as a result of the Ebyline acquisition.

•	Bookings increased 171% to a record $24.5 million compared to 2014.

•	Completed a $12.9 million warrant conversion with 81.5% participation.

•	Cash at December 31, 2015 was $11.6 million, receivables totaled $3.9 million and unused credit line of $5.0 million.

2015 Operational Highlights

•	Acquired Ebyline, a virtual newsroom platform for freelance journalists and news publishers, adding a network of more than 12,000 professional writers and journalists to the IZEA ecosystem.

•	Began sales operations in Canada in September. In March of 2016, IZEA formed IZEA Canada, Inc, a wholly owned subsidiary based in Toronto, to expand the company’s footprint in the region.

•	Grew the IZEA staff from 94 to 121 full time team members. Added senior team members in sales and leadership including Chris Staymates, VP of Engineering and Sandra Carbone, General Counsel.

•	Secured IZEAx licensing agreements with partners including a global top-10 media company and a multinational advertising agency in the fourth quarter.

•	Launched IZEA Score Suite Beta, Content Profiles, IZEA for iOS, and SocialLinks Beta with eBay partnership and technology integration.

•	Grew IZEAx network to 629,000 user connections, reaching 3.5 billion aggregate fans and followers.

•	Began the Nasdaq uplisting process. The company began trading on Nasdaq in February 2016.

•	Signed first individual customer contract in excess of $1 million.

Management Commentary
“2015 was a transformational year with record topline revenue driven by strong organic growth of Sponsored Social revenue, the acquisition of Ebyline, continued technology innovation and increased efficiency throughout the organization,” said Ted Murphy, IZEA's Chairman and CEO. “These operational and financial developments strengthened our position as a market leader.”

“Looking ahead, we will continue to invest in growing our sales organization and augmenting our engineering team. In addition, we are actively pursuing accretive acquisition opportunities that can both grow revenue and increase our penetration in niche markets. We remain on track to achieve $100 million in annual bookings by the end of 2018.”

2015 Financial Results
Revenue in 2015 increased 146% to $20.5 million compared to $8.3 million in 2014. The increase is primarily attributable to organic growth of Sponsored Social revenue, up 92% to $12.3 million.

Gross profit in 2015 increased 50% to $8.2 million versus $5.5 million in 2014. The increase in gross profit is due to the increase in revenue.

Operating expenses in 2015 were $15.5 million, compared to $10.1 million in 2014. The increase in operating expenses were due to increased investments in sales, marketing and engineering, as well as increased expenses associated with the acquisition of Ebyline.

Net loss in 2015 was $11.3 million or $3.03 per diluted share, as compared to a net income of $3.2 million or $1.00 per diluted share in 2014. The net loss is primarily due to the difference in the change in fair value of derivatives of $11.8 million between 2014 and 2015.

Adjusted EBITDA (a non-GAAP metric defined below) was a loss of $7.1 million compared to adjusted EBITDA loss of $3.7 million in 2014. The change in adjusted EBITDA was primarily due to investments in incremental human capital and marketing, as well as legal fees and settlement costs. Adjusted EBITDA as a percentage of revenue in 2015 improved to negative 35% from negative 45% in 2014.

Cash and cash equivalents at December 31, 2015 totaled $11.6 million compared to $6.5 million at December 31, 2014. The increase in cash was primarily due to warrant conversions, with net proceeds to the company of $12.9 million, completed in the third quarter of 2015.

Conference Call
IZEA will hold a conference call to discuss its fourth quarter and full year results today at 5:00 p.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, March 29, 2016
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Dial-in number: 1-201-689-8471
Conference ID: 13633328
Webcast: http://public.viavid.com/index.php?id=118768

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 5, 2016.

Replay number: 1-858-384-5517
Replay ID: 13633328

About IZEA
IZEA operates the premiere online marketplace that connects brands with influential content creators. IZEA creators range from leading bloggers and social media personalities to A-List celebrities and professional journalists. Creators are compensated for developing and distributing unique content on behalf of brands including long form text, videos, photos and status updates. Brands receive influential consumer content and engaging, shareable stories that drive awareness. For more information about IZEA, visit http://corp.izea.com.

Financial Methodology & Related Disclosures
"EBITDA" is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." We believe that EBITDA provides useful information to investors as it excludes transactions not related to the core cash operating business activities including non-cash transactions.

We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IZEA may not be comparable to EBITDA presented by other companies. IZEA defines EBITDA as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment and all other income and expense items such as loss on exchanges and changes in fair value of derivatives, if applicable.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are forward-looking include the company's estimated levels of revenues, gross profit margin and net operating loss for the 2015 fiscal year. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the content and social sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement.

Investor Relations for IZEA:
Ronald A. Both
Liolios Investor Relations
(949) 574-3860
izea@liolios.com

Media Relations for IZEA:
Brent Diggins
Allison+Partners
(623) 201-5554
izea@allisonpr.com

IZEA, Inc.
Consolidated Balance Sheets

	December 31, 2015	December 31, 2014

Assets
Current:
Cash and cash equivalents	$11,608,452	$6,521,930
Accounts receivable, net of allowance for doubtful accounts of $139,000 and $0	3,917,925	2,156,378
Prepaid expenses	193,455	190,604
Other current assets	16,853	61,424
Total current assets	15,736,685	8,930,336

Property and equipment, net of accumulated depreciation of $445,971 and $239,521	596,008	588,919
Goodwill	2,468,289	—
Intangible assets, net of accumulated amortization of $730,278 and $0	1,806,191	—
Software development costs, net of accumulated amortization of $207,514 and $85,331	813,932	483,544
Security deposits	117,946	100,641
Total assets	$21,539,051	$10,103,440

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$995,275	$310,611
Accrued expenses	908,519	394,617
Unearned revenue	3,584,527	1,767,074
Current portion of deferred rent	14,662	—
Current portion of capital lease obligations	7,291	54,376
Current portion of acquisition costs payable	844,931	—
Total current liabilities	6,355,205	2,526,678

Deferred rent, less current portion	102,665	106,531
Capital lease obligations, less current portion	—	7,291
Acquisition costs payable, less current portion	889,080	—
Warrant liability	5,060	3,203,465
Total liabilities	7,352,010	5,843,965

Stockholders’ equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 5,222,951 and 2,885,424, respectively, issued and outstanding	522	289
Additional paid-in capital	48,436,040	27,200,536
Accumulated deficit	(34,249,521)	(22,941,350)
Total stockholders’ equity	14,187,041	4,259,475

Total liabilities and stockholders’ equity	$21,539,051	$10,103,440

IZEA, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenue	$6,262,233	$2,464,328	$20,467,926	$8,322,274
Cost of sales	3,587,608	847,427	12,236,916	2,845,833
Gross profit	2,674,625	1,616,901	8,231,010	5,476,441

Operating expenses:
General and administrative	2,435,748	1,317,576	7,517,115	4,918,197
Sales and marketing	2,626,091	1,478,077	7,936,215	5,204,447
Total operating expenses	5,061,839	2,795,653	15,453,330	10,122,644

Loss from operations	(2,387,214)	(1,178,752)	(7,222,320)	(4,646,203)

Other income (expense):
Interest expense	(29,507)	(4,788)	(115,861)	(25,375)
Loss on exchange of warrants	—	—	(1,845,810)	—
Change in fair value of derivatives, net	5,720	2,219,659	(2,133,820)	7,845,214
Other income, net	4,120	2,751	9,640	10,428
Total other income (expense)	(19,667)	2,217,622	(4,085,851)	7,830,267

Net income (loss)	$(2,406,881)	$1,038,870	$(11,308,171)	$3,184,064

Weighted average common shares outstanding – basic	5,118,139	2,874,882	3,737,897	2,616,354
Basic income (loss) per common share	$(0.47)	$0.36	$(3.03)	$1.22

Weighted average common shares outstanding – diluted	5,118,139	3,058,992	3,737,897	3,170,003
Diluted income (loss) per common share	$(0.47)	$0.34	$(3.03)	$1.00

IZEA, Inc.
Consolidated Statements of Cash Flows

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(11,308,171)	$3,184,064
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation	206,670	109,823
Amortization of software development costs and other intangible assets	852,461	95,548
Loss on disposal of equipment	595	16,192
Provision for losses on accounts receivable	163,535	—
Stock-based compensation	705,466	538,263
Value of stock and warrants issued or to be issued for payment of services	177,842	166,610
Gain on change in value of contingent acquisition costs payable	(1,834,300)	—
Loss on exchange of warrants	1,845,810	—
Change in fair value of derivatives, net	2,133,820	(7,845,214)
Changes in operating assets and liabilities, net of effects of business acquired:
Accounts receivable	(1,608,561)	(496,576)
Prepaid expenses and other current assets	83,244	(72,299)
Accounts payable	141,325	(506,446)
Accrued expenses	582,851	29,163
Unearned revenue	1,783,559	474,846
Deferred rent	896	92,352
Net cash used for operating activities	(6,072,958)	(4,213,674)

Cash flows from investing activities:
Purchase of equipment	(187,160)	(517,113)
Increase in software development costs	(452,571)	(206,529)
Acquisition, net of cash acquired	(1,072,055)	—
Security deposits	1,248	(54,067)
Net cash used for investing activities	(1,710,538)	(777,709)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net	—	12,001,810
Proceeds from exercise of options & warrants	12,937,327	112,800
Stock issuance costs	(12,933)	(1,067,812)
Payments on notes payable and capital leases	(54,376)	(63,537)
Net cash provided by financing activities	12,870,018	10,983,261

Net increase in cash and cash equivalents	5,086,522	5,991,878
Cash and cash equivalents, beginning of year	6,521,930	530,052

Cash and cash equivalents, end of year	$11,608,452	$6,521,930

IZEA, Inc.
Reconciliation of GAAP to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Net income (loss)	$(2,406,881)	$1,038,870	$(11,308,171)	$3,184,064
Non-cash stock-based compensation	194,264	149,261	705,466	538,263
Non-cash stock issued for payment of services	41,250	18,750	177,842	166,610
Change in the fair value of derivatives	(5,720)	(2,219,659)	2,133,820	(7,845,214)
Loss on exchange of warrants	—	—	1,845,810	—
Loss on disposal of equipment	—	—	595	16,192
Gain on change in value of contingent acquisition costs payable	(100,000)	—	(1,834,300)	—
Interest expense	29,507	4,788	115,861	25,375
Depreciation & amortization	428,071	34,659	1,059,131	195,154
Adjusted EBITDA	$(1,819,509)	$(973,331)	$(7,103,946)	$(3,719,556)

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